                                                               EXHIBIT (c)(4)


                                                                     SUMMONS

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

CRANDON CAPITAL PARTNERS,
                  Plaintiff

vs.

L. BEN LYTLE, FRANK C. WITTHUN,
PATRICK M. SHERIDAN, JOHN C. ALPIN,
BIRCH E. BAYH, JOHN C. CRANE,
MITCHELL E. DANIELS, JR., CATHERINE                CIVIL ACTION NO. 15719-NC
E. DOLAN, ERNIE GREEN, DUANE R.
HOUSER, THOMAS C. ROBERTS, WILLIAM                          SUMMONS
W. ROSENBLATT, JAMES B. STRADTNER,
MICHAEL L. SMITH, and ACORDIA INC.,
                  Defendants

TO THE SPECIAL PROCESS SERVER

YOU ARE COMMANDED:

     To Summon the above named defendants so that, within 20 days after service hereof upon defendants, exclusive of the day of service, defendants shall serve upon Kevin Gross, Esq., plaintiff's attorney whose address is P.O. Box 1070 Wilmington, DE 19899-1070 an answer to the complaint.

     To serve upon defendants a copy hereof and of the complaint.

TO THE ABOVE NAMED DEFENDANTS:

     In case of your failure, within 20 days after service hereof upon you, exclusive of the day of service, to serve on plaintiff's attorney named above an answer to the complaint, judgment by default will be rendered against you for the relief demanded in the complaint.


Dated June 4, 1997                           /s/ Dianne M. Kempski
                                             ----------------------------
                                             Register in Chancery

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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

CRANDON CAPITAL PARTNERS,                     |
                    Plaintiff                 |      CIVIL ACTION NO. 15719-NC
                                              |
VS.                                           |      SUMMONS PURSUANT
                                              |      TO 10 DEL.C. Sec. 3114
L. BEN LYTLE, FRANK C. WITTHUN, PATRICK M.    |
SHERIDAN, JOHN C. ALPIN, BIRCH E. BAYH, JOHN  |
C. CRANE, MITCHELL E. DANIELS, JR., CATHERINE |
E. DOLAN, ERNIE GREEN, DWANE R. HOUSER,       |
THOMAS C. ROBERTS, WILLIAM W. ROSENBLATT,     |
JAMES B. STRADTNER, MICHAEL L. SMITH, and     |
ACORDIA, INC.,                                |
                     Defendants               |
                                              |
                                              |
                                              |

TO THE SPECIAL PROCESS SERVER

YOU ARE COMMANDED:

     To Summon the above named individual defendants by service pursuant to 10 Del.C. Sec. 3114 upon Acordia Inc., a Delaware corporation, by serving its registered agent The Corporation Trust Company, which is designated for service of process in Delaware, so that within the time required by law, such defendants shall serve upon Kevin Gross, Esq., plaintiff's attorney whose address is P.O. Box 1070 Wilmington, DE 19899-1070 an answer to the complaint.

     To serve upon defendants a copy hereof, of the complaint, and of a statement of plaintiff filed pursuant to Chancery Court Rule 4(dc)(1).

TO THE ABOVE NAMED DEFENDANTS:
     In case of your failure, within the time permitted by 10 Del.C. Sec. 3114*, to serve on plaintiff's attorney named above an answer to the complaint, judgment by default may be rendered against you for the relief demanded in the complaint.


Dated  June 4, 1997                     /s/ Dianne M. Kempski
      -----------------------           --------------------------------------
                                        Register in Chancery

*The text of 10 Del.C. Sec. 3114 is set out on the reverse of this Summons

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                           CIVIL ACTION NO. 15719-NC

                           CRANDON CAPITAL PARTNERS,
                                           Plaintiff

                                      vs.

                              L. BEN LYTLE, ET AL,
                                            Defendant

                                    SUMMONS

                         1. L. Ben Lytle
                         2. Frank C. Witthun
                         3. Patrick M. Sheridan
                         4. John C. Alpin
                         5. Birch E. Bayh
                         6. John C. Crane
                         7. Mitchell E. Daniels, Jr.
                         8. Catherine E. Dolan
                         9. Ernie Green
                        10. Dwane R. Houser
                        11. Thomas C. Roberts
                        12. William W. Rosenblatt
                        13. James B. Stradtner
                        14. Michael L. Smith

                            by serving the registered
                            agent for: Acordia Inc.

                        The Corporation Trust Company
                        1209 Orange Street
                        Wilmington, DE 19801

                        pursuant to 10 Del.C. section 3114

                        SERVICE TO BE COMPLETED BY
                        SPECIAL PROCESS SERVER


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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY



----------------------------------------X
CRANDON CAPITAL PARTNERS,               )
a Florida Partnership,                  )
Individually                            )
And On Behalf of All Others             )
Similarly Situated,                     )       C.A. No. 15719-NC
                                        )
                  Plaintiff,            )
                                        )
   - against -                          )
                                        )       CLASS ACTION COMPLAINT
L. BEN LYTLE, FRANK C. WITTHUN,         )
PATRICK M. SHERIDAN, JOHN C.            )
ALPIN, BIRCH E. BAYH, JOHN C.           )
CRANE, MITCHELL E. DANIELS, JR.,        )
CATHERINE E. DOLAN, ERNIE GREEN,        )
DWANE E. HOUSER, THOMAS C.              )
ROBERTS, WILLIAM W. ROSENBLATT,         )
JAMES B. STRADTNER, MICHAEL L.          )
SMITH, and ACORDIA INC.,                )
                                        )
                Defendants.             )
----------------------------------------X


        Plaintiff, by its attorneys, alleges upon personal knowledge as to its own acts and upon information and belief as to all other matters, as follows:

                              NATURE OF THE ACTION

        1. Plaintiff brings this action individually and as a class action on behalf of all persons, other than defendants, who own the securities of Acordia Inc. ("Acordia" or the "Company") and who are similarly situated (the "Class"), for injunctive and other relief. Plaintiff seeks the injunctive relief herein, inter alia, to enjoin the implementation of a proposed transaction whereby Anthem Insurance Cos. ("Anthem"), which presently owns
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approximately 67% of Acordia's outstanding common stock, would buy all of the outstanding common stock which it does not already own. Alternatively, in the event that the proposed transaction is implemented, plaintiff seeks to recover damages caused by the breach of fiduciary duties owed by the defendants.

        2. The members of the board of directors who are also directors of Anthem suffer from irreconcilable conflicts of interest between their fiduciary duty to maximize value for Acordia's public shareholders and their selfish interest to pay the lowest possible price. Because of the close personal and business relationship between these members and other directors of Acordia, it cannot be expected that any of Acordia's directors will be able to carry out their fiduciary duties faithfully and impartially to ensure Acordia's public shareholders are treated fairly and receive maximum value for their investment in the Company.

        3. The individual defendants are obligated to take all necessary steps to ensure that Acordia's public shareholders will receive the maximum value realizable for their shares, including implementation of a bidding mechanism to foster a fair auction of the Company to the highest bidder or the exploration of strategic alternatives which will return maximum value to plaintiff and the class. Because of their conflicting interests, the individual defendants will not fulfill their obligations since an auction or the exploration of strategic alternatives would force Anthem to pay more for the Company than they would otherwise be willing to pay.


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                                    Parties

        4. Plaintiff is and, at all relevant times, has been the owner of shares of Acordia common stock.

        5. Acordia is a holding company with subsidiaries that provide insurance brokering, risk management consulting, managed health care integration and administration, workers' compensation administration, and underwriting. Acordia maintains its principal executive offices at 120 Monument Circle, Indianapolis, Indiana 46204. Acordia has approximately 13,005,106 shares of common stock outstanding and hundreds of stockholders of record. Anthem still owns 67% of the Company's stock. Acordia stock trades on the New York Stock Exchange.

        6. Anthem is a corporation duly organized and existing under the laws of the State of Indiana. Anthem is a mutual insurance company and provider of health insurance and managed health care services in Indiana, Kentucky, and Ohio. Anthem maintains its principal executive offices at 120 Monument Circle, Indianapolis, Indiana 46204.

        7. Defendant L. Ben Lytle ("Lytle"), at all times material hereto, has been Chairman of the Board and a director of Acordia. He served as the Company's Chief Executive Officer until November 1996 and as President from March 1993 to November 1994. He has served as President, Chief Executive Officer, and a director of Anthem since March 1989. From February 1994 until October 1995 he served as Chairman of the Board of Anthem. Lytle owns approximately 1% of the outstanding shares of the Company. Lytle,


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among other things, serves a member of the Advisory Board of CID Equity
Partners, L.P. ("CID"), a director of IPALCO Enterprises, Inc. ("IPALCO") and its subsidiary, Indianapolis Power & Light Company ("Indianapolis"), and Bank One, N.A.

        8. Defendant Frank C. Witthun ("Witthun"), at all times material hereto, has been President, Chief Executive Officer, and a director of Acordia.

        9. Defendant Patrick M. Sheridan ("Sheridan"), at all times material hereto, has been a director of Acordia. From 1989 to August 1996 he served as Executive Vice President and Chief Financial Officer of the Company. From 1987 until 1991 he served as the Treasurer of Anthem, and has served as Chief Financial Officer and Executive Vice President of Anthem since 1987.

        10. Defendant John C. Aplin ("Aplin"), at all times material hereto, has been a director of Acordia. Aplin, among other things, is currently a general partner of CID.

        11. Defendant Birch E. Bayh ("Bayh"), at all times material hereto, has been a director of Acordia.

        12. Defendant John C. Crane ("Crane"), at all times material hereto, has been a director of Acordia.

        13. Defendant Mitchell E. Daniels, Jr. ("Daniels"), at all times material hereto, has been a director of Acordia. Daniels is also a director of IPALCO and Indianapolis.

        14. Defendant Catherine E. Dolan ("Dolan"), at all times material hereto, has been a director of Acordia.


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        15.  Defendant Ernie Green ("Green"), at all times material hereto, has been a director of Acordia.

        16. Defendant Dwane R. Houser ("Houser") has been a director of the Company since September 1995. Houser has also been Chairman of the Board of Anthem since October 1995.

        17. Defendant Thomas C. Roberts ("Roberts"), at all times material hereto, has been a director of Acordia.

        18. Defendant William W. Rosenblatt ("Rosenblatt"), at all times material hereto, has been a director of Acordia.

        19. Defendant James B. Stradtner ("Stradtner"), at all times material hereto, has been a director of Acordia.

        20. Defendant Michael L. Smith ("Smith"), at all times material hereto, has been a director of Acordia. Smith has been the Chief Operating and Chief Financial Officer of American Health Network, an Anthem subsidiary, since April 1996.

        21. The defendants named in paragraphs 7 through 20 are hereinafter referred to as the "Individual Defendants."

        22. Because of their positions as officers/directors, defendants owe fiduciary duties of loyalty and due care to plaintiff and the other members of the Class.

                            CLASS ACTION ALLEGATIONS

        23. Plaintiff brings this case in its own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all stockholders of the Company, except defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants, or any of the Company's principal stockholders, who will be threatened with injury arising from defendants' actions as is described more fully below.

        24.  This action is properly maintainable as a class action.

        25. The Class is so numerous that joinder of all members is impracticable. The Company has approximately 3.7 million shares of common stock. There are hundreds of record and beneficial stockholders.

        26. There are questions of law and fact common to the Class including, inter alia, whether:

             a. defendants have breached and will continue to breach their fiduciary and other common law duties owned by them to plaintiff and the members of the Class; and

             b. plaintiff and the other members of the Class would be irreparably damaged by the wrongs complained of herein.

        27. Plaintiff is committed to prosecuting the action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Plaintiff is an adequate representative of the Class.

        28. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for

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defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

        29. The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                            SUBSTANTIVE ALLEGATIONS

        30. By the acts, transactions, and courses of conduct alleged herein, defendants, in breach of their fiduciary duties, have not dealt fairly with the plaintiff and the Class.

        31. On May 21, 1997, The New York Times reported that the Company was in discussions with Anthem about a reorganization of its health business, including Anthem's acquisition of the 33% of Acordia it does not already own. Anthem also announced that it was in discussions with a third party about a sale of Acordia's brokerage business.

        32. Previously, on February 7, 1997, The Wall Street Journal reported that the Board of Directors had approved a "strategic review" of Acordia's relationship with Anthem.

        33. On June 2, 1997, Acordia and Anthem announced that they had agreed to enter into a definitive merger agreement, whereby Anthem will acquire, through a two step tender offer, all the outstanding shares of Acordia common stock for $40 per share.

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The tender offer is subject to several conditions, including the tender and nonwithdrawal of at least a majority of the then-outstanding Acordia shares not owned by Anthem or its subsidiaries.

        34. As set forth above, the directors of Acordia suffer from conflicts of interest either because they are affiliated with Anthem or maintain close business and personal relationships with the members of Acordia's senior management. In these circumstances, the Individual Defendants are not in a position to protect the interests of Acordia's public shareholders, particularly in determining whether or not Acordia should be sold at this time. A sale of the Company at this time could well deny Class members their right to share proportionately in the true value of Acordia's valuable assets, profitable business, and future growth in profits and earnings, while usurping the same for the benefit for Anthem.

        35. Additionally, defendants have not seriously considered other potential purchasers of Acordia or its stock although the Anthem offer put the Company into play in February 1997.

        36. Defendants have violated fiduciary and other common law duties owed to the plaintiff and the other members of the Class in that they have not and are not exercising independent business judgment, and have acted and are acting to the detriment of the Class.

        37. As a result of defendants' action, plaintiff and the Class have been and will be damaged by the breaches of fiduciary duty and, therefore, plaintiff and the Class will not receive the fair value of Acordia's assets and businesses.

        38. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and will succeed in their plan to exclude plaintiff and the Class from the fair proportionate share of Acordia's valuable assets and businesses, all to the irreparable harm of the Class.

        39.     Plaintiff and the Class have no adequate remedy of law.

        WHEREFORE, plaintiff prays for judgment and relief as follows:

                a. declaring that this lawsuit is properly maintainable as a class action and certifying plaintiff as representative of the Class;

                b. declaring that the defendants and each of them have committed a gross abuse of trust and have breached their fiduciary duties to plaintiff and the other members of the Class;

                c. preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with or implementing the transaction;

                d. in the event the transaction is consummated, rescinding it and setting it aside;

                e. awarding compensatory damages against defendants, jointly and severally, in an amount to be determined at


                                       9
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trial, together with prejudgment interest at the maximum rate allowable by law;

          f. awarding plaintiff and the Class their costs and disbursements and reasonable allowances for plaintiff's counsel and experts' fees and expenses; and

          g. granting such other and further relief as may be just and proper.

Dated: June 2, 1997

                                         ROSENTHAL MONHAIT GROSS
                                           & GODDESS, P.A.

                                     By: /s/ Harmon M. Monhait
                                         --------------------------------
                                         Suite 214 Mellon Bank Center
                                         P.O. Box 1070
                                         Wilmington, Delaware 19899
                                         (302) 656-4433

                                         Attorneys for Plaintiff

Of Counsel:

WECHSLER HARWOOD HALEBIAN
  & FEFFER LLP
805 Third Avenue
New York, New York 10022
(212) 935-7400



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